Exhibit 1A-6A

SOFTWARE LICENSE AGREEMENT

This Agreement is made effective June 1, 2015 between VERTRON CORPORATION (the "Licensor") with a principal place of business at 468 N. Camden Drive, Suite 200, Beverly Hills, California 90210 and YOBI CAPITAL FUND CORPORATION (the "Licensee") located at 1221 Avenue of the Americas, Suite 4200, New York, New York 10020.

1. DEFINITIONS.

(a) "Software" means the computer programs and documentation listed and described in Schedule A attached to this Agreement.

(b) "Install" means placing the Software on a computer's hard disk, CD-ROM or other secondary storage device.

(c) "Use" means (i) executing or loading the Software into computer RAM or other primary memory, and (ii) copying the Software for archival or emergency restart purposes.

2. GRANT OF RIGHTS. Licensor herby grants to Licensee a nonexclusive license to Install and Use the Software on any Distributed Communications Network, such as the World Wide Web, provided the total number of concurrent Internet users who have access to the Software at any given time does not exceed 1,000,000.

3. LICENSE TERM. This License is effective when executed by both parties and the license granted to the Software remains in force until Licensee stops using the Software or until Licensor terminates this License because of Licensee's failure to comply with any of its terms and conditions.

4. LICENSE FEE. Licensee agrees to pay Licensor the following license fees: 2,500,000 Shares of its Class A Common Stock.

5. TERMINATION. Licensor shall have the right to immediately terminate this License if Licensee fails to perform any obligation required of Licensee under this License or if Licensee becomes bankrupt or insolvent.

6. RETURN OR DESTRUCTION OF SOFTWARE UPON TERMINATION. Upon termination of this License, Licensee shall return to Licensor or destroy the original and all copies of the Software including partial copies and modifications. Licensor shall have a reasonable opportunity to conduct an inspection of Licensee's place of business to assure compliance with this provision.

7. TITLE TO SOFTWARE. Licensor retains title to and ownership of the Software and all enhancements, modifications and updates of the Software.

8. DELIVERABLES. Licensor shall deliver to Licensee all underlying source and compiled code, and any prepared documentation, for all web and mobile Software developed under this agreement.

9. MODIFICATIONS AND ENHANCEMENTS. Licensor grants to Licensee an unrestricted right to modify, enhance, or customize the Software in any matter it sees fit or deems necessary during the term of this Agreement. Any modifications or enhancements Licensee make to any module or feature of the Software would no longer be supported by Licensor.

10. WARRANTY LIMITATIONS. THE SOFTWARE IS PROVIDED "AS IS." LICENSOR DISCLAIMS ALL WARRANTIES, INCLUDING BUT NOT LIMITED TO, ALL EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

SOME STATES DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES, SO THE ABOVE EXCLUSION MAY NOT APPLY TO YOU.

11. REMEDY LIMITATIONS. Licensor's entire liability and Licensor's sole and exclusive remedy for breach of the foregoing warranty shall be Licensor's option to either:

- return to Licensee the license fee for the period in which the Software did not perform according to this warranty, or

- repair the defects or replace the Software.

12. DAMAGE LIMITATIONS. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING LOSS OF PROFITS, AND LICENSOR'S LIABILITY TO LICENSEE FOR ANY OTHER DAMAGES RELATING TO OR ARISING OUT OF THIS AGREEMENT WHETHER IN CONTRACT, TORT, OR OTHERWISE WILL BE LIMITED TO THE AMOUNT RECEIVED BY LICENSOR FROM LICENSEE AS COMPENSATION FOR THE SOFTWARE DURING THE 0 MONTH PERIOD IMMEDIATELY PRIOR TO THE TIME SUCH CLAIM AROSE.

13. CONFIDENTIALITY. Licensee will treat the Software as a trade secret and proprietary know-how belonging to Licensor that is being made available to Licensee in confidence. Licensee agrees to treat the Software with at least the same care as it treats its own confidential or proprietary information.

14. ARBITRATION. The parties agree to submit any dispute under this License to binding arbitration under the rules of the American Arbitration Association in the following location: Los Angeles, CA. Judgement upon the award rendered by the arbitrator may be entered in any court with jurisdiction to do so.

15. ATTORNEY FEES. If any legal action is necessary to enforce this License, the prevailing party shall be entitled to reasonable attorney fees, costs and expenses in addition to any other relief to which it may be entitled.

16. GENERAL PROVISIONS.

            (a) Complete Agreement: This License Agreement together with all schedules referred to in this Agreement, all of which are incorporated herein by reference, constitutes the sole and entire Agreement between the parties. This Agreement supersedes all prior understandings, agreements, representations and documentation relating to the subject matter of this Agreement.

            (b) Modifications: Modifications and amendments to this Agreement, including any exhibit, schedule or attachment hereto, shall be enforceable only if in writing and signed by authorized representatives of both parties.

            (c) Applicable law: This License will be governed by the laws of the State of Delaware.

            (d) Notices: All notices and other communications given in connection with this License shall be in writing and shall be deemed given as follows:

- When delivered personally to the recipient's address as appearing in the introductory paragraph to this License;

- Three days after being deposited in the United States mail, postage prepaid to the recipient's address as appearing in the introductory paragraph to this License; or

- When sent by fax or telex to the last fax or telex number of the recipient known to the party giving notice. Notice is effective upon receipt provided that a duplicate copy of the notice is promptly given by first-class or certified mail or the recipient delivers a written confirmation of receipt.

            Any party may change its address appearing in the introductory paragraph to this License by given notice of the change in accordance with this paragraph.

            (e) No Agency: Nothing contained herein will be construed as creating any agency, partnership, joint venture or other form of joint enterprise between the parties.

17. ASSIGNMENT. The rights conferred by this License shall not be assignable by the Licensee without Licensor's prior written consent. Licensor may impose a reasonable license fee on any such assignment.

18. SIGNATURES. This License shall be signed by Jeroen Hormes, President, on behalf of VERTRON CORPORATION, and by Darrell Hubbard, President, on behalf of YOBI CAPITAL FUND CORPORATION.

The License shall be effective once both parties have signed.

LICENSOR
VERTRON CORPORATION

By:		Dated:
Jeroen Hormes President

LICENSEE YOBI CAPITAL FUND CORPORATION

By:		Dated:
Darrell Hubbard President

SCHEDULE A

Included Software covered under this Agreement includes:

1.	Funding Portal Software for Buying and Selling Securities over a Distributed Communications Network

2.	Funding Portal Back-office Compliance and Administration Software

3.	Funding Portal iPhone and Android Mobile Applications Software